New Jersey Department of the Treasury
                       Division of Revenue
                 Certificate of Amendment to the
                  Certificate of Incorporation
            (For Use by Domestic Profit Corporations)

     Pursuant to the provisions of Section 14A:9-2(4) and Section
     14A:9-4(3), Corporations, General, of the New Jersey
     Statutes, the undersigned corporation executes the following
     Certificate of Amendment to its Certificate of
     Incorporation:

1.   The name of the corporation is:  Synthetic Blood
International, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 20th day of October 2000:

Resolved, the Article    of the Certificate of Incorporation be
amended to read as follows:

               See EXHIBIT "A"

3. The number of shares outstanding at the time of the adoption of the amendment was: 85,735,042. The total number of shares entitled to vote thereon was: 85,735,042

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable)

               N/A

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment         Number of Shares
Voting Against Amendment

     Proposal 1   58,188,027                 1,601,261
     Proposal 2  57,667,139                  2,073,027

5. If the amendment provides for an exchange, reclassification or cancellation of issued share, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).
               N/A

6.   Other provisions: (Omit if not applicable).
     S914044
     J1745287            8233376000
                                        By: /s/Robert Nicora
Dated this 13th day of February, 2001                  President

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation
                               E-1
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                            EXHIBIT A
                         TO FROM C-102 A

                 Certificate of Amendment to the
                 Certificate of Incorporation on
               SYNTHETIC BLOOD INTERNATIONAL, INC.


Resolved, the Article "Fourth" of the Certificate of Incorporation be amended to read as follows:

          "The Capital Stock of the Corporation shall consist of 100,000,000 (one hundred million) shares of common stock having a par value of $0.01 per share," AND 10,000,000 (ten million) shares of undesignated preferred stock, with rights, preferences and privileges of one or more series of the preferred stock without further vote of the shareholders.


Resolved, that an additional article headed - SEVENTH:

          Requiring amendments to the Certificate of Incorporation to be a simple majority of the shares entitled to vote.






October 20, 2000                        Synthetic Blood
International, Inc.

                                   /s/ Robert Nicora
                                   Robert Nicora
                                   President
                               E-2
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